Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS RECORD GROWTH
Stamford, Connecticut May 1, 2008.  Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported record growth for loans and deposits for the quarter ended March 31, 2008.  As a result of strong loan demand and a resilient local real estate market total loans increased $69 million, or 10%, for the quarter.  The turmoil in the financial markets has resulted in a number of credit providers either shutting down or pulling back and this has made it difficult for many strong borrowers to find sources of credit.  That creates opportunities for financial institutions, like Patriot, with knowledge of the local markets, strong underwriting criteria, and the ability to portfolio loans.  Deposit growth was similarly strong resulting from promotions for two new branches, one in Westport, CT and the other in Scarsdale, NY, which opened late in December, as well as the unsettled conditions in the financial markets which made it more conducive to raise deposits.  Total deposits increased $93 million, or 14%, during the quarter.  Total assets stood at $886 million at March 31, 2008, up $78 million or 9.7% for the quarter.  It is anticipated that both loan and deposit growth will slow significantly as the year progresses due to ever-changing economic and market conditions.  The slowing of deposit growth will allow the Bank to focus on wholesale funding sources which currently offer favorable rates compared to retail funding and provides opportunities to obtain longer term funding at attractive rates for asset and liability management purposes.

During the first quarter the Federal Reserve made some unprecedented moves in reducing its benchmark federal funds rate by 125 basis points in an 8 day period in January and reducing the rate by another 75 basis points in March.  The reduction in the fed funds rate in January occurred at the same time that the Bank was running a campaign to promote the opening of the two new branches.  The deposit gathering campaign resulted in higher levels of liquidity in January that was directly impacted by the rate reductions as was the yield on the Bank’s prime rate based loans.  Due to the drastic drop in interest rates, the net interest margin for the quarter ended March 31, 2008 of 3.03% was down 47 basis points from the quarter ended March 31, 2007.  Net income for the quarter ended March 31, 2008 was $203,000 ($0.04 income per share) compared to $516,000 ($0.11 income per share) for the same quarter in the prior year.

Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that although the margin suffered in the first quarter the impact should be short lived.  As long as interest rates remain at the same general levels it is expected that the net interest margin, particularly as it is impacted by the cost of funds, should show significant improvement in the second quarter with even more dramatic improvement coming in the second half of the year.  A major portion of the Bank’s time deposits mature in the second quarter.  Retail deposit pricing that was extremely competitive and irrational during most of 2007 has returned to more normal levels and will allow the Bank to offer very competitive rates while at the same time meaningfully reducing its cost of funds.  While the negative impact of the reduction in rates by the Fed was primarily felt in asset yields during the first quarter, the positive impact assuming rates remain around current levels should have a significant benefit to the cost of funds during the second quarter and beyond.

In 2007, the Bank did not make a provision for loan losses during the first quarter but provided $477,000 during the quarter ended March 31, 2008.  The provision for this quarter was based upon the growth in the portfolio and management’s assessment of changes in national and local economic and business conditions.  It did not relate to concern for any specific loans in the portfolio.  The Bank did not charge off any loans in the first quarter.  The Bank does not have any sub-prime loans, option ARMS, or adjustable rate loans with teaser rates in the portfolio.

 Non-accruing loans increased from $3.8 million at December 31, 2007 to $5.1 million at March 31, 2008 due to the addition of one new loan.  The non-accrual portfolio now consists of only three relationships.  The loan added in the first quarter represents a loan for $1.6 million that is well secured and in the process of collection.  Of the other two loans, one in the amount of $788,000 was paid down by $250,000 during the quarter with the balance well secured by real estate.  The Bank and the borrower on the third relationship, in the amount of $2.8 million, continue to negotiate a possible debt restructure.  This relationship includes an SBA guarantee on a portion of the balance with additional collateral consisting of commercial and residential real estate as well as business assets.

Non-interest income for the quarter ended March 31, 2008 was $754,000, an increase of $169,000 from the same period in the prior year.  Revenue from Bank Owned Life Insurance and deposit fees were partially offset by lower mortgage brokerage referral fees.  Non-interest expenses of $6.2 million for the quarter ended March 31, 2008 were $879,000 higher than the quarter ended March 31, 2007.  Salaries and benefits increased by $219,000 and occupancy and equipment expense increased by $350,000 reflecting costs related to the six branches that were opened during 2007.  Regulatory assessments and professional services both increased primarily due to higher FDIC insurance premiums and costs related to SOX 404 implementation.

Mr. Howell stated that during this very difficult time for the industry he was very pleased by the growth of the Bank and the fact that quarterly earnings were not impacted by credit issues.  He said that management is continually reviewing underwriting criteria and tightening standards whenever prudent.  Local markets have been strong but sales have slowed somewhat.  The Bank is mindful of that in evaluating new loan applications.  Mr. Howell said that the current deposit pricing market has improved dramatically and should provide a big boost to the margin in the second half of the year in the way of greatly lowered funding costs.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 18 full service branches, 15 in Connecticut and three in New York.  It also has loan production offices in Stamford, Connecticut and Melville, New York.

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

	(000)	(000)
Net interest income	$6,148	$5,602
Non-interest income	754	585
Non-interest expense	6,222	5,343
Provision for loan losses	477	-
Income before taxes	203	843
Loans at period end	754,649	548,738
Deposits at period end	765,589	640,280
Assets at period end	885,653	724,149
Shares outstanding	4,752	4,739

Income per share	0.04	0.11

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control, and actual results and performance may differ significantly from those contained in forward-looking statements. Patriot National intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2007.